EXHIBIT 99.1

Investor Relations contact:
Jeffrey P. Harris
Tel: 415-278-7933
investor_relations@gymboree.com

Media Relations contact:
Mark Mizicko
Tel : 415-278-7503
media_relations@gymboree.com

The Gymboree Corporation Updates First Quarter Sales and Earnings Guidance

San Francisco, Calif., April 9, 2009 – The Gymboree Corporation (NASDAQ: GYMB) today announced better than previously anticipated sales and earnings expectations for the first fiscal quarter ending May 2, 2009.

Comparable store sales for the first quarter are now expected to reflect negative growth in the range of mid-teens.  This represents an improvement from the prior guidance of negative comparable store sales growth of 20% to 25%.

“Compared to the trends we were seeing in February, we saw a steady and significant increase in sales performance during the month of March,” said Matthew McCauley, Chairman and Chief Executive Officer.  “As a result of better than anticipated customer response to the new product assortment, as well as more effective promotional campaigns, we were able to generate improved sales and margins. However, we still expect the retail sales environment to remain volatile throughout the fiscal year and will continue to take a cautious view on sales expectations.”

As a result of the improved revenue and margin performance, and the impact of the Company’s ongoing cost containment strategies, earnings for the first fiscal quarter are now expected to be in the range of $0.50 to $0.56 per diluted share.  This represents an improvement from prior guidance of $0.18 to $0.25 per diluted share for the quarter.

Management Presentation
For more information about March sales to-date, please listen to The Gymboree Corporation’s sales recording by calling the Company’s Investor Relations Hotline at 415-278-7933.  The recording will be available Thursday, April 9 at 7:55 a.m. ET through Wednesday, April 15 at 11:59 p.m. PT.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of April 4, 2009, the Company operated a total of 897 retail stores: 617 Gymboree® stores (585 in the United States, 2 in Puerto Rico and 30 in Canada), 125 Gymboree Outlet stores, 117 Janie and Jack® shops and 38 Crazy 8® stores in the United States.

The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 620 franchised and Company-operated centers in the United States and 29 other countries.

Forward-Looking Statements

The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including increasing levels of unemployment and consumer debt, extreme volatility in the financial markets, current recessionary economic conditions, customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 31, 2009. These forward-looking statements reflect The Gymboree Corporation’s expectations as of April 9, 2009.  The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack, and Crazy 8 are registered trademarks of The Gymboree Corporation.

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